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                                                                       EXHIBIT 5


                 FORM OF AMENDMENT NO. 2 TO SEVERANCE AGREEMENT


     AMENDMENT NO. 1, entered into as of October 27, 1998 ("Amendment"), to Severance Agreement, dated as of February 23, 1998 (the "Agreement"), as amended on September 18, 1998, by and between Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), and [executive] ("Executive").

     Company and Executive hereby agree, pursuant to Section 17 of the Agreement and for and in consideration of the premises and the mutual covenants and agreements contained herein, to amend the Agreement in the following respects:

          1. Paragraph 1(h)(l) of the Agreement is hereby amended to read in its entirety as follows:

          (h) 'Good Reason' means, without Executive's express written consent, the occurrence of any of the following events after a Change in
          Control:

          (i)(A) any change in duties, responsibilities (including direct reporting responsibilities) or status of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); or (B) a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;"

          2. Defined terms used in this Amendment shall have the meanings assigned to them in the Agreement.

          3.  The Agreement is only amended as expressly set forth herein.

     EXECUTED as of the day and year first above written by the undersigned duly authorized officer of the Company and the Executive.

Global Industrial Technologies, Inc.


By:    ___________________________   By:    ___________________________
           Rawles Fulgham                          Name of Executive
           Chairman                                [title]